Exhibit 99.1

News Release

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

407-650-1223

CORPORATE CAPITAL TRUST REPORTS 2014 RESULTS

(ORLANDO, Fla.) March 20, 2015 – Corporate Capital Trust (the “Company”), a business development company that provides individuals the opportunity to invest in the debt of privately owned American companies, announced its operating results for the year ended Dec. 31, 2014. Corporate Capital Trust will host its earnings call to discuss these results on March 23, 2015. Details about the earnings call can be found below.

“We are pleased to announce that Corporate Capital Trust has completed another year of strong operational performance,” said Steve Shackelford, president and chief financial officer of Corporate Capital Trust. “Our disciplined focus on investments with superior risk-adjusted returns, along with our conservative approach to leverage, enabled us to be in an excellent position to capitalize on market volatility. Most importantly, we continued to deliver stable income to our investors.”

2014 Year-End Highlights

•	Our total cumulative return on an initial investment of $10,000 made in June 2011, assuming dividend reinvestment, grew by 29.3 percent to $12,925 as of Dec. 31, 2014(1) (for an annualized return of 7.5 percent (2)), when including sales load. Excluding sales load, the initial investment grew by 43.6 percent to $14,361(1) (for an annualized return of 10.8 percent (2)).

•	During 2014, there were 22 new originated investments, representing $898 million, and comprising approximately 47 percent of our total investment activity for the year. This was up from 15 originated investments made in 2013, representing approximately $704 million and 34 percent of the total investment activity for the year.

•	The Company’s total originated investments at fair value on Dec. 31, 2014 totaled approximately $1.4 billion, compared to $713 million on Dec. 31, 2013.

•	The primary sources of cash from financing activities in 2014 and 2013 were equity capital proceeds from the issuance of common stock ($709.07 million and $770.60 million, respectively) and proceeds from borrowings under our credit facilities and term loan ($1.09 billion and $710.56 million, respectively).

•	For the year ended Dec. 31, 2014, the Company declared and paid distributions of approximately $142 million, or $0.80 per share, to shareholders. This is as compared to $87 million and $0.83 per share in 2013, which included a special dividend of $0.03 per share.

•	Distributions for the years ended Dec. 31, 2014 and 2013 were fully covered by taxable income available for distribution.

•	As of Dec. 31, 2014, the Company’s net asset value was $9.79 per share while the public offering price was $11.00 per share, compared to a net asset value and public offering price of $10.00 and $11.30 per share, respectively, on Dec. 31, 2013. Following nine consecutive increases since inception, this was the Company’s first public offering price decline.

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Corporate Capital Trust Reports 2014 Results

“Middle market companies remain healthy, and we believe there is further room for companies in this space to increase cash flow, adding to our pipeline,” said Erik Falk, co-head of leveraged credit at KKR and board member for Corporate Capital Trust. “We believe continued focus on the fundamentals, including rigorous due diligence, robust credit underwriting and direct structuring of investments, best positions our portfolio to generate attractive risk-adjusted returns.”

Financial and Operational Highlights3

	($ in millions, except per share data)
As of Dec. 31,	2014	2013
Total assets	$2,971.72	$2,281.19
Borrowings – credit facilities and term loan	$772.68	$707.39
Deemed borrowings (TRS implied leverage classified as senior securities)	$172.04	$22.41
Total net assets	$2,145.82	$1,430.43
Net asset value per share	$9.79	$10.00
Leverage ratio ((borrowings + deemed borrowings)/adjusted total assets)	32%	33%

Year Ended Dec. 31,	2014	2013
Cost of investments purchased	$1,899.45	$2,090.37
Sales, principal payments and other exits	$1,058.22	$925.10
Net investment income	$130.13	$49.94
Net realized gains	$19.00	$28.05
Net change in unrealized appreciation (depreciation)	$(64.81)	$26.98
Total distributions declared	$142.02	$87.01

Investment Portfolio Update4

Corporate Capital Trust’s investment and total return swap (TRS) portfolios consisted of investment interests in 125 companies as of Dec. 31, 2014. The portfolio companies are diversified across multiple industries, with the largest portion invested in consumer durables and apparel (15.6 percent), software & services (15.4 percent), and capital goods (8.8 percent).

The primary investment concentration as of Dec. 31, 2014 was senior debt, which represented 80.0 percent of the portfolio at fair value. As of Dec. 31, 2014, 71.3 percent of the company’s debt investments, based on fair value, featured floating interest rates, primarily based on London Interbank Offered Rate (LIBOR), and 28.7 percent of the debt investments featured fixed interest rates. Approximately 98.0 percent of the Company’s floating interest rate debt investments had base interest rate floors; the weighted average base interest rate floor was 1.1 percent as of Dec. 31, 2014.

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Corporate Capital Trust Reports 2014 Results

Recent Events

On Jan. 27, 2015, the board of directors of Corporate Capital Trust declared distributions for four record dates beginning on Feb. 3, 2015, through and including Feb. 24, 2015, at the rate of $0.015483 per share. On Feb. 25, 2015, the board of directors declared distributions for five additional record dates beginning on March 3, 2015 through and including March 31, 2015, at the rate of $0.015483 per share.

In January 2015, the Company filed a Shelf Registration Statement with the Securities and Exchange Commission that was declared effective on Jan. 16, 2015, under which the Company may offer, from time to time, up to $750 million of its securities, on terms to be determined at the time of each such offering.

Earnings Call

Corporate Capital Trust will hold its earnings call for the fourth quarter and year ended Dec. 31, 2014, on Monday, March 23, 2015, at 1:30 p.m. Eastern Daylight Time. To listen to the earnings call, dial 800-743-4304.

(1) Corporate Capital Trust’s net asset value per share was $9.00 and $9.79 on June 17, 2011, and Dec. 31, 2014, respectively. After considering (i) the overall changes in net asset value per share, (ii) all paid distributions from inception through Dec. 31, 2014, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, then the total investment return was 43.6 percent for shareholders who held Corporate Capital Trust shares from June 17, 2011(inception), through Dec. 31, 2014. This cumulative return does not take into account any sales load that was paid by our shareholders. When taking into account the payment of a full sales load of 10 percent, the total investment return for those shareholders becomes 29.3 percent.

(2) Corporate Capital Trust’s net asset value per share was $10.00 and $9.79 on Dec. 31, 2013, and Dec. 31, 2014, respectively. After considering (i) the overall changes in net asset value per share, (ii) paid distributions of approximately $0.80 per share in the year ended Dec. 31, 2014, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, then the total investment return was 5.9 percent for shareholders who held Corporate Capital Trust shares over the entire year ended Dec. 31, 2014. This calculation does not take into account any sales load that was paid by our shareholders.

(3) Excludes TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements, unless otherwise noted.

(4) Includes TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements.

About Corporate Capital Trust

Corporate Capital Trust is an innovative non-traded business development company that provides individuals an opportunity to invest in privately owned American companies. The Company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income, and, to a lesser extent, long-term capital appreciation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

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Corporate Capital Trust Reports 2014 Results

About CNL Financial Group

CNL Financial Group is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $29 billion in assets. CNL Financial Group is headquartered in Orlando, Florida. For more information, visit CNL.com.

About KKR

KKR & Co., L.P. is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at KKR.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the U.S. Securities and Exchange Commission (SEC). The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at SEC.gov and CorporateCapitalTrust.com, and may be obtained by calling 866-650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the attorney general of the state of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. Investment in Corporate Capital Trust’s common stock is subject to various risks, which include, but are not limited to, limited liquidity, a limited operating history, conflicts of interests, liquidation at less than the original amounts invested and no assurances as to the sustainability of distributions.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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